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                                                                Exhibit 99.1

CONTACT:                                                   FOR IMMEDIATE RELEASE

Robert H. Barghaus
Chief Financial Officer
(203) 661-1926, ext. 6668

Jane F. Casey
Vice President
(203) 661-1926, ext. 6619


               BLYTH, INC. DECLARES SEMI-ANNUAL CASH DIVIDEND


GREENWICH, CT, USA, March 28, 2001: Blyth, Inc. (NYSE:BTH) today announced that it has declared a semi-annual cash dividend of $0.10 per share of the Company's common stock for the six months ended January 31, 2001. The dividend, authorized at the March 28, 2001 Blyth Board of Directors meeting, will be payable to shareholders of record as of May 1, 2001, and will be paid on May 15, 2001.

Blyth, Inc., headquartered in Greenwich, CT, USA, designs, manufactures and markets an extensive line of candles and home fragrance products including scented candles, potpourri and environmental fragrance products and markets a broad range of related candle accessories. Its products are sold direct to the consumer under the PartyLite(R) brand, to retailers in the mid-tier and premium retail channels, under the Colonial Candle of Cape Cod(R), Kate's Original Recipe(TM) and Carolina Designs(R) brands and in the mass retail channel under the Ambria(TM), Florasense(R) and FilterMate(R) brands. In Europe, its products are also sold under the Gies, Colony and Wax Lyrical brands. Blyth also markets a broad range of non-fragranced products, including paper-related and decorative seasonal products for the consumer market, under the Jeanmarie(R) and Impact(TM) brand names, and portable heating fuel and tabletop illumination products for the hotel, restaurant and catering trade, under the Sterno(R) and HandyFuel(R) brand names. Net Sales for the twelve months ended January 31, 2001 totaled $1,197,197,000.

Blyth, Inc. can be found on the Internet at WWW.BLYTHINC.COM.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Actual results could differ materially due to various factors, including the risk of a continuing weakness of the retail environment, the effects of our restructuring, the risk of maintaining the Company's growth rate, the Company's ability to respond to increased product demand, the risks (including foreign currency fluctuations) associated with international sales and foreign products, the risks of being able to recruit new independent sales consultants, dependence on key management personnel, competition in terms of price and new product introductions, and other factors described in this press release, in the Company's Quarterly Report on Form 10-Q for the quarter ended October 31, 2000 and in the Company's Annual Report on Form 10-K for the year ended January 31, 2000.

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                                BLYTH, INC.
                           One East Weaver Street
                        Greenwich, Connecticut 06831
                            Tel: (203) 661-1926



                               April 2, 2001


VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

            Re:   CURRENT REPORT ON FORM 8-K

Dear Sir/Madam:

      On behalf of Blyth, Inc., a Delaware corporation, attached herewith for filing is a Current Report on Form 8-K.

      If you have any questions with respect to this filing, please feel free to contact the undersigned.

                              Very truly yours,



                              /s/ Bruce D. Kreiger
                              Bruce D. Kreiger,
                              Vice President & General Counsel

Attachment
cc:   New York Stock Exchange, Inc.
      Judith McLevey (New York Stock Exchange Inc.)